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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

April 15, 1998
                                                     Contact: Carroll D. McHenry
                                                    Chairman, President, and CEO
                                                                  (972) 633-4037


                  HEARTLAND WIRELESS COMMUNICATIONS ANNOUNCES
             IT WILL NOT MAKE INTEREST PAYMENT ON 13% SENIOR NOTES

         Dallas, Texas - Heartland Wireless Communications, Inc. (NASDAQ:
HART), America's largest wireless cable television company, today announced that it will not make a semiannual interest payment of $7.5 million due today on $115 million original principal amount of 13% Series B and C Senior Notes.

         "As we have previously indicated, the Company has retained the investment banking firm of Wasserstein Perella & Co. to analyze all options available to finance the Company's projected business plan and service its existing debt. In consultation with Wasserstein Perella, the Company intends to begin discussions with debt holders regarding a restructuring of all of the Company's debt, including the 13% notes and $125 million original principal amount of 14% Senior Notes," said Carroll McHenry, Chairman and CEO of Heartland. "We remain confident in our business plan and in the long-term viability of the Company, and that we will be able to complete a restructuring which will allow the Company to achieve its ultimate potential," said Mr. McHenry.

         Failure to make the interest payment on the 13% notes could permit the holders to accelerate payment of these notes and could permit the holders of the 14% notes to accelerate payment of the 14% notes as well. The Company currently does not have sufficient funds available to pay in full the indebtedness outstanding under either the 13% notes or the 14% notes in the event that any of this indebtedness is accelerated. The Company noted that in the event of any such acceleration, the Company would consider all available alternatives at that time.

         Heartland Wireless Communications, Inc. is America's largest wireless cable television company, currently servicing approximately 179,000 subscribers in 57 markets. Heartland holds wireless cable channel rights in 90 small to mid-size markets located in the central United States. In addition, Heartland owns a 20 percent equity interest in Wireless One, Inc. (NASDAQ: WIRL), the largest rural wireless cable operator in the southeastern United States, and a 36 percent equity interest in CS Wireless Systems, Inc., one of the largest wireless cable companies in the United States in terms of subscribers and line-of-sight households.

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